EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Plumtree Software, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 to be filed on or about February 2, 2005, of our report dated January 14, 2004, with respect to the consolidated balance sheets of Plumtree Software, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Plumtree Software, Inc.

/s/ KPMG LLP

Mountain View, California

February 2, 2005